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                                                                      EXHIBIT 10

                SAFECO DEFERRED COMPENSATION PLAN FOR EXECUTIVES


1.       PURPOSE

         The purpose of the SAFECO Deferred Compensation Plan for Executives (the "Plan") is to provide a select group of management or highly compensated employees of SAFECO Corporation ("SAFECO") and its Subsidiaries with an opportunity to defer all or part of the Eligible Compensation payable by the Corporation to such employees and all or part of such employees' Excess Contributions to the Savings Plan.

2.       DEFINITIONS

         2.01 Account. The term "Account" means a separate deferred compensation account established by the Corporation in the name of a Participant.

         2.02 Administrative Committee. The "Administrative Committee" shall be the three-person committee, appointed by the SAFECO Board of Directors, and which is responsible for the administration of the Corporation's qualified retirement and savings plans.

         2.03 Beneficial Owner. "Beneficial Owner" has the meaning set forth in Rule 13d-3 under the Securities Exchange Act of 1934, as amended (the "Exchange Act").

         2.04 Beneficiary. "Beneficiary" refers to an individual or individuals designated by the Participant to receive certain benefits described in this Plan in the event of the Participant's death.

         2.05 Board of Directors or Board. The "Board of Directors" or the "Board" shall refer to the Board of Directors of SAFECO Corporation.

         2.06 Change in Control. A "Change in Control" shall be deemed to have occurred if the event set forth in any one of the following paragraphs has occurred:

                  (a) Any Person is or becomes the Beneficial Owner, directly or indirectly, of SAFECO securities (not including in the securities beneficially owned by such Person any securities acquired directly from SAFECO or its Affiliates) representing 25% or more of the combined voting power of SAFECO's then outstanding securities, excluding any Person who becomes such a Beneficial Owner in connection with a transaction described in clause (x) of paragraph (c) of this Section 2.06; or

                  (b) The following individuals cease for any reason to constitute a majority of the number of directors then serving: individuals who were directors of SAFECO on the date the Plan is adopted by the SAFECO Board of Directors, and any



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                           new director (other than a director whose initial
                           assumption of office is in connection with an actual or threatened election contest, including but not limited to a consent solicitation, relating to the election of directors of SAFECO) whose appointment or election by the Board of Directors or nomination for election by SAFECO's shareholders was approved by a vote of at least two-thirds of the directors then still in office who either were directors on the date the Plan was adopted or whose appointment, election or nomination for election was previously so approved or recommended; or

                  (c) There is consummated a merger or consolidation of SAFECO or any Subsidiary with any other corporation, other than (x) a merger or consolidation which would result in the voting securities of SAFECO outstanding immediately prior to such merger or consolidation continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity or any parent thereof), in combination with the ownership of any trustee or other fiduciary holding securities under an employee benefit plan of SAFECO or any Subsidiary, at least 75% of the combined voting power of the securities of SAFECO or such surviving entity or any parent thereof outstanding immediately after such merger or consolidation, or (y) a merger or consolidation effected to implement a recapitalization of SAFECO (or similar transaction) in which no Person is or becomes the Beneficial Owner, directly or indirectly, of securities of SAFECO (not including in the securities beneficially owned by such Person any securities acquired directly from SAFECO or its Affiliates other than in connection with the acquisition by SAFECO or its Affiliates of a business) representing 25% or more of the combined voting power of SAFECO's then outstanding securities; or

                  (d) The shareholders of SAFECO approve a plan of complete liquidation or dissolution or there is consummated an agreement for the sale or disposition of all or substantially all of SAFECO's assets, other than a sale or disposition by SAFECO of all or substantially all of its assets to an entity of which at least 75% of the combined voting power is owned by shareholders of SAFECO in substantially the same proportions as their ownership of SAFECO immediately prior to such sale.

                  Notwithstanding the foregoing, a "Change in Control" shall not be deemed to have occurred by virtue of the consummation of any transaction or series of integrated transactions immediately following which the record holders of the Common Stock immediately prior to such transaction or series of transactions continue to have substantially the same proportionate ownership in an entity which owns all or substantially all of SAFECO's assets immediately following such transaction or series of transactions.



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         2.07     Closing Price. "Closing Price" means the price at which the last trade of SAFECO Common Stock was made prior to 1:00 p.m. West Coast time on the NASDAQ Stock Market.

         2.08 Code. "Code" means the Internal Revenue Code of 1986, as amended.

         2.09 Common Stock. "Common Stock" means SAFECO Corporation common stock.

         2.10 Compensation Committee. "Compensation Committee" means the Compensation Committee of the Board of Directors.

         2.11 Corporation. "Corporation" means SAFECO Corporation and its subsidiaries, collectively.

         2.12 Deferrals. "Deferrals" refers to the amount of Eligible Compensation and/or Excess Contributions that a Participant specifies in his or her Election pursuant to the terms and conditions of the Plan.

         2.13 Disability. "Disability" means a permanent and total disability as defined in Section 22(e) of the Code.

         2.14 Election. "Election" means a written document signed by an eligible employee stating the employee's intent to participate in the Plan and specifying the amount or percentage of Eligible Compensation and/or Excess Contributions which the employee desires to have credited to his Account in the Plan.

         2.15 Eligible Compensation. "Eligible Compensation" means compensation payable to a Participant by the Corporation in the form of salary, bonus, gain on the exercise of non-qualified stock options, settlements of restricted stock rights ("RSRs"), and dividend equivalents payable on RSRs.

         2.16 Excess Contributions. "Excess Contributions" means the amount of base salary (not to exceed 6%) elected by an employee to contribute to the Savings Plan which is in excess of applicable Code limitations on contributions to the Savings Plan.

         2.17 Hardship. "Hardship" means an unforeseeable emergency resulting from a sudden and unexpected illness or accident of the Participant or a Participant's dependent (as defined in Section 152(a) of the Code), loss of the Participant's property due to casualty, or other similar extraordinary and unforeseeable circumstances arising from events beyond the Participant's control.

         2.18 Match. "Match" means an amount equal to two-thirds of the amount of Excess Contributions which a Participant has elected to defer under the Plan.

         2.19 Participant. A "Participant" means an employee eligible to participate in the Plan who has timely filed an Election to defer compensation in accordance with Section 3.



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                  Any such person shall be a Participant as of the effective date of his or her first Election and shall continue until the date of the last payment pursuant to Section 6.

         2.20 Person. "Person" for purposes of Section 2.06 means any person (as defined in Section 2(a)(9) of the Exchange Act, and as such term is modified in Section 13(d) and 14(d) of the Exchange Act) other than (i) any employee plan established by SAFECO, (ii) SAFECO or any of its affiliates (as defined in Rule 12b-2 promulgated under the Exchange Act) ("Affiliates"),
                  (iii) an underwriter temporarily holding securities pursuant to an offering of such securities, or (iv) a corporation owned, directly or indirectly, by SAFECO shareholders in substantially the same proportions as their ownership of SAFECO.

         2.21 Phantom Stock. "Phantom Stock" refers to an investment option tied to the performance of the Common Stock where each unit of Phantom Stock is the economic equivalent of one share of Common Stock.

         2.22 RSRs. "RSRs" refers to restricted stock rights issued under the SAFECO Incentive Plan of 1987, the SAFECO Long-Term Incentive Plan of 1997, or any successor incentive plan.

         2.23 Retirement. "Retirement" means a Participant's termination of employment with the Corporation occurring at or after age 55 (other than as a result of death or Disability), provided the sum of the Participant's age and the Participant's years of service with the Corporation equals or exceeds 75.

         2.24 Savings Plan. "Savings Plan" means the SAFECO Employees' Savings Plan.

         2.25 Subsidiary. "Subsidiary" means any corporation of which 50% or more of the voting stock is owned, directly or indirectly, by SAFECO Corporation.

3.       ELECTIONS TO DEFER

         3.01 Filing of Election. An eligible employee who wishes to participate in the Plan shall file an Election with the Corporation in the form provided by the Administrative Committee, which shall specify the timing and amount of Deferrals, if any, to be made under the Plan by the Participant. A Participant may elect to defer all or any portion of the Participant's Eligible Compensation and/or Excess Contributions.

         3.02 Election Irrevocable. An Election is irrevocable as to the amount or percentage of Eligible Compensation or Excess Contributions to be deferred in the year to which the Election relates. Any request to change the amount or percentage to be deferred shall not be effective until the first day of the next calendar year. Notwithstanding the above, if a Participant obtains a Hardship withdrawal from the Plan under
                  Section 6.06, the Participant's Election shall be automatically revoked, beginning with the first day of the next regularly scheduled payroll period, for the remainder of the calendar year.



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         3.03     Timing of Election

                  (a) Elections to defer Eligible Compensation shall be filed with the Administrative Committee no later than December 31 and shall be effective for Eligible Compensation earned on or after January 1 of the following calendar year, except that Elections to defer amounts payable in settlement of RSRs shall not take effect until one additional year later.

                  (b) Elections to defer Excess Contributions shall be filed with the Administrative Committee no later than December 31 of the year prior to the year in which the Excess Contributions will occur.

         3.04 Special Rule Applicable in 1998. Eligible employees shall have until May 15, 1998 to file Elections to defer Eligible Compensation earned and/or Excess Contributions made during the remainder of 1998 as well as settlements of RSRs payable in February 1999.

4.       DEFERRAL ACCOUNTS

         4.01 Establishment of Accounts. An Account shall be established for each Participant to which all Deferrals and Matches made on behalf of the Participant shall be credited.

         4.02     Crediting of Accounts.

                  (a) Deferrals of Eligible Compensation shall be credited to a Participant's Account on the date such Deferrals would otherwise be payable to the Participant.

                  (b) Deferrals of Excess Contributions and the corresponding Match shall be credited to a Participant's Account on the date the Excess Contributions would have been contributed to the Savings Plan but for applicable Code limitations.

         4.03 Earnings. Each Account shall be credited with earnings equivalent to those that would accrue if the Account were actually invested in the investment options selected by the Participant from among the phantom investment options offered under the Plan from time to time.

5.       INVESTMENT OPTIONS

         5.01 Investment Options. The phantom investment options available under the Plan are those set forth in Appendix A. The Corporation is under no obligation to offer any particular investment option and reserves the right to eliminate, change, and add investment options at any time.



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         5.02     Switching Investments. Participants may change investment
                  option selections from time to time under rules established by the Administrative Committee.

6.       DISTRIBUTION OF DEFERRED COMPENSATION ACCOUNT

         6.01 General. Except as provided in Section 6.07 with respect to Hardship withdrawals and Section 7 concerning Change in Control situations, no withdrawal or payment shall be made from a Participant's Account except following the earliest to occur of the Participant's death, Disability, Retirement or other termination of service with the Corporation. Payments shall be made in accordance with Sections 6.02 and 6.03 unless the Participant files an election pursuant to Section 6.05 requesting an alternative distribution type and/or time period. All payments shall be made in cash, regardless of the investment options selected by the Participant.

         6.02 Retirement Distributions. The Participant's Account balance shall be paid to the Participant (or the Participant's Beneficiary) in 10 annual installments commencing in January of the year following the Participant's retirement. The amount of each annual installment payment shall equal the value of the Participant's Account as of December 31 divided by the remaining number of installment payments (including the payment in question).

         6.03 Distributions Following Death, Disability and Other Non-Retirement Terminations. In the event that a Participant dies prior to Retirement or terminates employment with the Corporation due to Disability or for any other reason besides Retirement, the entire balance of the Participant's Account shall be paid out in a single lump sum in January of the year following the year in which the death, Disability, or other termination of employment occurred. The value of the Account shall be determined as of December 31 of the year in which the Participant's death, Disability, or other termination occurred.

         6.04 Designation of Beneficiary. A Participant may designate a Beneficiary to receive amounts payable under the Plan in the event of the Participant's death. The Participant may revoke or change a Beneficiary designation by filing a written notice of revocation or change of Beneficiary with the Administrative Committee at any time. If the Participant fails to designate a Beneficiary or if the designated Beneficiary predeceases the Participant, then the unpaid amounts in the Account of a deceased Participant shall be paid to the Participant's estate.

         6.05 Distribution Election. Participants shall be permitted, in accordance with rules established by the Administrative Committee, to specify a distribution type and/or period different from those set forth in Sections 6.02 and 6.03 above. To be effective, a distribution election must be made in writing and received by the Administrative Committee at least 12 months prior to the Participant's termination of employment with the Corporation, except that the 12-month waiting period shall not apply if the termination of employment was due to the Participant's death or Disability. A Participant may revoke any such distribution election by written notice or file a new




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                  distribution election with the Administrative Committee at any time, subject to Section 6.06; provided, however, that an election made under this Section 6.05 shall become irrevocable once the Participant is within 12 months of termination. Any distribution election filed by a Participant shall apply to the entire Account, including both the amounts credited to the Account prior to the election date and those credited thereafter, without regard to how the Account may be allocated among investment options.

          6.06 Special Rule for First-Time Participants. In the case of Participants making an Election to defer compensation for the first time, a distribution election made under Section 6.05 shall be given effect even if the Participant terminates employment within 12 months of such election, provided the distribution election was made at the same time as the initial Election to defer compensation. A distribution election made by a first-time Participant at the time of his or her initial Election shall be irrevocable for 12 months.

         6.07 Hardship Withdrawals. A Participant may request that the Corporation make an immediate, accelerated distribution from his or her Account in the event the Participant has incurred a severe financial Hardship. Distributions will not be made to the extent that such Hardship can be relieved through insurance proceeds, liquidation of the Participant's assets (but only to the extent that such liquidation would not itself cause a severe financial Hardship) or by cessation of deferrals under the Plan. Payments for severe financial Hardship under this Plan are limited to the extent necessary to comply with Treas. Reg. Section 1.457-2. The Administrative Committee shall determine whether the Participant has incurred a severe financial Hardship and may, in its sole discretion, grant the immediate, accelerated distribution of all or any portion of the Participant's Account; provided, however, that such distribution shall not exceed the amount determined by the Administrative Committee to be necessary to alleviate the severe financial Hardship.

7.       CHANGE IN CONTROL

         In the event of a Change in Control, the entire unpaid balance of each Participant's Account shall be paid to the Participant (or the Participant's Beneficiary or estate) in a single lump sum within 30 days after the Change in Control.

8.        PHANTOM STOCK UNITS

          8.01 Phantom Stock Units. Deferrals allocated to Phantom Stock shall be credited in units ("Units") based on the Closing Price of the Common Stock on the date such amounts are credited to a Participant's Account.

          8.02 Phantom Dividends. To the extent cash dividends are paid by SAFECO on the Common Stock, Participants' Accounts shall be credited with phantom dividends on Phantom Stock Units. Phantom dividends shall equal the product of the dividend paid on a share of Common Stock multiplied by the number of Units in a



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                  Participant's Account on the record date for the cash
                  dividend. Phantom dividends shall be credited to a Participant's account in the form of additional Phantom Stock Units. The number of additional Units credited shall be determined based on the Closing Price of the Common Stock on the dividend payment date.

          8.03 Distributions. In determining the amount of an installment payment or lump sum distribution payable to a Participant (other than a distribution under Section 7 following a Change in Control), the value of a Phantom Stock Unit shall equal the average of the Closing Price of the Common Stock during the last 10 trading days of the year prior to the year in which the lump sum distribution or installment payment is to be made.

          8.04 Distributions Resulting from a Change in Control. In determining the amount of the lump sum distribution payable to a Participant following a Change in Control, Phantom Stock Units shall be valued as follows:

                  (a) If the Change in Control was of the type described in paragraph (a) of Section 2.06, the value of a Phantom Stock Unit shall equal the highest price paid for shares of Common Stock by any Person who became a Beneficial Owner of securities representing 25% or more of the combined voting power of SAFECO's outstanding securities.

                  (b) If the Change in Control was of any type other than that described in paragraph (a) of Section 2.06, the value of a Phantom Stock Unit shall equal the highest Closing Price of the Common Stock during the last 10 trading days prior to and including the date of the Change in Control.

         8.05 No Share Issuance. No actual shares of Common Stock will be issued directly or indirectly under the Plan in respect of Phantom Stock Units.

         8.06 Changes in Capital Structure. In the event of any change in the Common Stock of SAFECO by reason of an issuance of additional shares, recapitalization, reclassification, merger, reorganization, stock split, reverse stock split, combination of shares, stock dividend or similar transaction, the number of Phantom Stock Units held by Participants under the Plan shall be proportionately adjusted by the Administrative Committee.

         8.07 No Voting or Other Rights. No voting or other rights of any kind associated with the ownership of Common Stock shall inure to a Participant by virtue of the Participant's deemed investment in Phantom Stock Units.



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9.       TRANSFERABILITY

         Interests in the Plan may not be transferred, assigned, pledged or encumbered. Prior to the time payment of an Account is actually made to a Participant, the Participant shall have no rights by way of anticipation or otherwise to assign or dispose of any interest under the Plan.

10.      ADMINISTRATION

         The Plan shall be administered by the Administrative Committee. The Administrative Committee shall have the exclusive authority over all matters involving administration of the Plan, including the selection of employees eligible to participate. The Administrative Committee shall also have exclusive authority to interpret the Plan and may adopt such rules and procedures as it deems necessary or desirable from time to time, subject to the Plan's express provisions. The Administrative Committee may delegate administrative duties to other persons, including officers of the Corporation, and may retain the services of lawyers, accountants, or other outside third parties to assist with the administration of the Plan. In cases where a decision or Plan interpretation of the Administrative Committee relates specifically to the benefits to which a member of the Administrative Committee may be entitled, the decision or interpretation shall be subject to review and approval by the Compensation Committee.

11.      AMENDMENT OF THE PLAN

         The Compensation Committee may from time to time make such amendments to the Plan as it deems appropriate, including without limitation the addition or elimination of one or more investment options; provided, however, that (i) no amendment which cancels or reduces the benefits to which any Participant is entitled as of the date of such amendment shall be effective without the written consent of the Participant, and
         (ii) the provisions contained in Sections 7 and 8.04 shall not be amended following a Change in Control without the written consent of 66.67% of the Participants. The Administrative Committee shall be authorized to make amendments to the Plan which are immaterial or clerical in nature or which are, in the opinion of counsel, required by local, state or federal law or regulation.

12.      TERMINATION OF THE PLAN

         The Corporation reserves the right to terminate the Plan at any time by action of the Board of Directors or the Compensation Committee, subject to the limitations on amendments set forth in Section 11. Unless the Board or the Compensation Committee determines otherwise, in the event the Plan is terminated, the Account of each Participant shall be valued as of the date specified for such purpose by the Board or the Compensation Committee (the "Valuation Date"), and the value of the Account shall be paid in cash to the Participant within 30 days following the Valuation Date. In valuing Accounts following a termination of the Plan, the value of a Phantom Stock Unit shall equal the average of the Closing Price of the Common Stock during the last 10 trading days prior to and including the Valuation Date.



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13.      NO EMPLOYMENT RIGHTS.

         Nothing in the Plan shall confer upon any Participant any right to be continued in the employment of the Corporation or to interfere in any way with the right of the Corporation, in its sole discretion, to terminate such Participant's employment at any time.

14.      NO RIGHTS TO ASSETS

         Participants shall have no rights to any assets of the funds selected as investment options. The rights of a Participant (and of his or her Beneficiary or estate) shall be solely those of an unsecured general creditor of the Corporation, and shall not constitute an interest in any specific asset of the Corporation.

15.      DISPUTES

         By participating in the Plan, a Participant waives the right to litigate any dispute arising in connection with the Plan in any court of otherwise competent jurisdiction. The determination of the Administrative Committee as to any disputed questions concerning interpretation of the Plan shall be final, binding, and conclusive upon all persons. The Corporation may, but is not required to, agree to assistance in the resolution of any dispute arising under the Plan from a mediator who shall be a disinterested party to the dispute.

16.      EMPLOYMENT TAXES; WITHHOLDING; EXPENSES

          The Corporation will collect applicable employment taxes from Participants on all amounts deferred under the Plan. From distributions under the Plan, the Corporation will deduct federal, state, and local taxes and such other amounts as may be required by law to be withheld with respect to such payments.

17.       EQUITABLE ADJUSTMENTS

         The Administrative Committee may make equitable adjustments under the Plan from time to time, including retroactive adjustments to correct mathematical, accounting, or factual errors made in good faith by the Corporation or a Participant. Any such adjustments will be final and binding on all Participants and Beneficiaries.

18.       GOVERNING LAW; SEVERABILITY

         This Plan shall be governed by and interpreted in accordance with the internal laws of the State of Washington without regard to conflicts of law principles. If any provision of the Plan is held to be invalid or unenforceable, such invalidity or unenforceability shall in no way affect the validity or enforceability of any other Plan provision.



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19.      BINDING PROVISIONS

         All of the provisions of the Plan shall be binding upon and inure to the benefit of the Corporation, its successors and assigns, each Participant and every Beneficiary, guardian, personal representative and heir of a Participant.

20.      EFFECTIVE DATE

         The effective date of the Plan shall be May 6, 1998.





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                                   Appendix A

                            INVESTMENT OPTIONS UNDER
              THE SAFECO DEFERRED COMPENSATION PLAN FOR EXECUTIVES

                                    May 1998


In the case of deferrals of Eligible Compensation or Excess Contributions, the following investment options shall be available:

         a. SAFECO Phantom Stock Units on which dividend equivalents shall be credited.

         b. Interest-Accruing Account on which interest shall be credited at a rate equal to the applicable federal long-term rate for purposes of Section 1274 of the Internal Revenue Code of 1986, as amended, in effect at January 1 of each year.

         c.       Savings Plan Portfolios

                  -        Common Stock - Fund A

                  -        Fixed Income - Fund B

                  -        Short-Term Securities - Fund C




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